Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated February 25, 2015

To Prospectus dated March 5, 2014

Registration Statement No. 333-194330

Pricing Term Sheet

MONDELēZ INTERNATIONAL, INC.

Pricing Term Sheet

€500,000,000 1.000% Notes due 2022

€750,000,000 1.625% Notes due 2027

€750,000,000 2.375% Notes due 2035

Summary of Terms

Issuer:	Mondelēz International, Inc. (“MDLZ”)

Offering Format:	SEC Registered

Title of Securities:	1.000% Notes due 2022 (the “2022 Notes”) 1.625% Notes due 2027 (the “2027 Notes”) 2.375% Notes due 2035 (the “2035 Notes” and, together with the 2022 Notes and the 2027 Notes, the “Notes”)

Size:	€500,000,000 for the 2022 Notes €750,000,000 for the 2027 Notes €750,000,000 for the 2035 Notes

Maturity Date:	March 7, 2022 for the 2022 Notes March 8, 2027 for the 2027 Notes March 6, 2035 for the 2035 Notes

Issue Price (Price to Public):	99.785% for the 2022 Notes 98.935% for the 2027 Notes 99.371% for the 2035 Notes

Underwriting Discount:	32.5 bps for the 2022 Notes 37.5 bps for the 2027 Notes 45 bps for the 2035 Notes

Net proceeds to Issuer, before expenses:	€497,300,000 for the 2022 Notes €739,200,000 for the 2027 Notes €741,907,500 for the 2035 Notes

Benchmark Government Security:	DBR 2.000% due January 4, 2022 for the 2022 Notes DBR 0.500% due February 15, 2025 for the 2027 Notes DBR 4.750% due July 4, 2034 for the 2035 Notes

Benchmark Government Security Yield:	0.015% for the 2022 Notes 0.328% for the 2027 Notes 0.805% for the 2035 Notes

Spread to Benchmark Government Security	+ 101.7 bps for the 2022 Notes + 139.6 bps for the 2027 Notes + 161.0 bps for the 2035 Notes

Mid Swaps Yield:	0.432% for the 2022 Notes 0.804% for the 2027 Notes 1.095% for the 2035 Notes

Spread to Mid Swaps:	+ 60 bps for the 2022 Notes + 92 bps for the 2027 Notes + 132 bps for the 2035 Notes

Yield to Maturity:	1.032% for the 2022 Notes 1.724% for the 2027 Notes 2.415% for the 2035 Notes

Coupon:	1.000% for the 2022 Notes 1.625% for the 2027 Notes 2.375% for the 2035 Notes

Interest Payment Dates:	2022 Notes: Annually on March 7, commencing March 7, 2016 2027 Notes: Annually on March 8, commencing March 8, 2016 2035 Notes: Annually on March 6, commencing March 6, 2016

Day Count Convention:	Actual/Actual (ICMA)

Change of Control (CoC):	Upon the occurrence of both (i) a change of control of MDLZ and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, MDLZ will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:

2022 Notes:

Prior to December 7, 2021: Make-whole redemption at DBR + 15 bps

On or after December 7, 2021: Redemption at par

2027 Notes:

Prior to December 8, 2026: Make-whole redemption at DBR + 25 bps

On or after December 8, 2026: Redemption at par

2035 Notes:

Prior to December 6, 2034: Make-whole redemption at DBR + 25 bps

On or after December 6, 2034: Redemption at par

Trade Date:	February 25, 2015

Settlement Date:	March 6, 2015 (T+7)

Listing:	MDLZ intends to apply to list the Notes on the New York Stock Exchange.

Form/Clearing Systems:	Registered form only. Deposited with a common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V.

CUSIP:	609207 AD7 for the 2022 Notes 609207 AE5 for the 2027 Notes 609207 AF2 for the 2035 Notes

Common Code/ISIN:	119726964 / XS1197269647 for the 2022 Notes 119727081 / XS1197270819 for the 2027 Notes 119727375 / XS1197273755 for the 2035 Notes

Denominations:	€100,000 x €1,000

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 (stable) S&P: BBB (negative)

Use of Proceeds:	MDLZ intends to use the net proceeds from the sale of the notes for general corporate purposes, including to fund a cash tender offer for certain of its outstanding notes.

Underwriters:

Joint Book-Running Managers:

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG, London Branch

The Royal Bank of Scotland plc

Société Générale

Barclays Bank PLC

BNP Paribas

HSBC Bank plc

Senior Co-Managers:

Banca IMI S.p.A.

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Commerzbank Aktiengesellschaft

Crédit Agricole Corporate and Investment Bank

Mitsubishi UFJ Securities International plc

Mizuho International plc

Co-Manager:

The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited at +1-800-221-1037, Deutsche Bank AG, London Branch toll-free at +1-800-503-4611, The Royal Bank of Scotland plc toll-free at +1-866-884-2071 or Société Générale by telephone collect at +44-20-7676-7618.